Exhibit (h)(4)

Exhibit A

to the

Fund Administration Servicing Agreement

Separate Series of Volatility Shares Trust

Name of Series

1x Long VIX Futures Strategy K-1 Free ETF

Volatility Premium Plus ETF

2x Bitcoin Strategy ETF

2x Ether ETF

One+One™ Nasdaq-100® and Bitcoin ETF

One+One™ S&P 500® and Bitcoin ETF

Solana ETF

2x Solana ETF

XRP ETF

2x XRP ETF

Cardano ETF

2x Cardano ETF

Chainlink ETF

2x Chainlink ETF

Stellar ETF

2x Stellar ETF